SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                         Commission File Number 1-3268

                   Central Hudson Gas & Electric Corporation
             (Exact name of registrant as specified in its charter)

        284 South Avenue, Poughkeepsie, New York 12601     (914)452-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock (Par Value $5.00)
            (Title of each class of securities covered by this Form)

              4 1/2 % Cumulative Preferred Stock (Par Value $100)
               4.75% Cumulative Preferred Stock (Par Value $100)
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    X                         Rule 12h-3(b)(1)(i)
         Rule 12g-4(a)(1)(ii)                             Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                              Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                             Rule 12h-3(b)(2)(ii)
                                                          Rule 15d-6

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities and Exchange Act of 1934 Central Hudson Gas & Electric Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       CENTRAL HUDSON GAS & ELECTRIC CORPORATION


                                       By:/s/ Donna S. Doyle
                                          --------------------------------
                                              Donna S. Doyle
                                              Vice President of Accounting and
                                              Controller


Date:    December 15, 1999